Exhibit 99.1

Antero Resources Announces Second Quarter 2016 Operations Update

Denver, Colorado, July 14, 2016—Antero Resources (NYSE: AR) (“Antero” or the “Company”) today provided its second quarter 2016 operations update.

Highlights Include:

•                  Average net daily gas equivalent production was 1,762 MMcfe/d (26% liquids), a 19% increase over the prior year quarter and flat sequentially

•                  Average net daily liquids production was a record 75,041 Bbl/d, a 63% increase over the prior year quarter and a 10% increase sequentially

•                  Realized natural gas price before hedging averaged $1.93 per Mcf, a $0.02 differential to Nymex

•                  Realized natural gas price after hedging averaged $4.31 per Mcf, a $2.36 premium to Nymex

•                  Realized C3+ NGL price before hedging averaged $17.08 per barrel, 38% of WTI

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $3.95 per Mcfe

•                  Current drilling and completion costs have declined to $0.9 million per 1,000 feet of lateral in the Marcellus and $1.04 million per 1,000 feet of lateral in the Utica, both for a 9,000 foot lateral, each representing a 24% reduction from 2015

•                  Drilled an Antero record 7,274 feet of lateral in 24 hours

•                  Signed definitive agreement to acquire approximately 55,000 net acres in the core of the Marcellus Shale for $450 million and received notice from a third party regarding intention to exercise tag-along rights for an additional 13,000 net acres

•                  Successfully executed an underwritten public offering of 26.75 million common shares for net proceeds of $753 million

•                  Initiating second half 2016 net marketing expense guidance of $0.10 to $0.15 per Mcfe

Recent Developments

Marcellus Acreage Acquisition

On June 9, 2016, Antero signed a definitive agreement with a third party to acquire approximately 55,000 net acres in the core of the Marcellus Shale for $450 million.  In addition, a third party has provided notice of its intention to exercise its tag along rights and the parties are working towards signing a definitive agreement, adding 13,000 net acres and approximately 3 MMcfe/d of net production to the acquisition for an additional $108 million.  This brings the total acquisition acreage to 68,000 net acres and net production to 17 MMcfe/d for a total purchase price of $558 million.  The acquisition includes undeveloped properties located primarily in Wetzel, Tyler and Doddridge Counties, West Virginia.  Approximately 75% of the acreage to be acquired is located in Antero’s Highly-Rich Gas/Condensate, Highly-Rich Gas and Rich Gas regimes, with the remaining 25% located in Antero’s Dry Gas regime.  Antero estimates the undeveloped properties include 5.1 Tcfe of unaudited Marcellus 3P reserves plus 2.2 Tcf of dry Utica resource potential.  In total, the acquisition adds 625 identified 3P locations and enhances 435 existing 3P locations by incremental working interests and/or increased lateral length.  The lateral length of the new or enhanced identified 3P locations averages 9,300 feet.  Pro forma for the acquisition, Antero’s Marcellus leasehold position will include over 480,000 net acres and 3P Reserves of 34.7 Tcfe, assuming ethane rejection.  The transaction is expected to close in the third quarter of 2016, with an effective date of January 1, 2016.

Antero Resources Common Stock Offering

On June 9, 2016, Antero completed an underwritten base offering of 26,750,000 shares of common stock for net proceeds of approximately $753 million.  Antero expects to use the proceeds to fund the announced acquisition and for general corporate purposes including funding future development.

Operating Update

All operational figures are as of the date of this release unless otherwise noted.

Antero’s net daily production for the second quarter of 2016 averaged 1,762 MMcfe/d, including 75,041 Bbl/d of liquids (26% liquids). During the second quarter, Antero shut in 7.3 Bcfe, representing 80 MMcfe/d of production for the quarter due to operational downtime in late June at the Sherwood processing facility in West Virginia.  Second quarter 2016 production represented an organic production growth rate of 19% from the second quarter of 2015 and flat from the first quarter of 2016.  Second quarter 2016 C3+ natural gas liquids (“NGLs”) and oil production averaged 52,424 Bbl/d and 5,244 Bbl/d, respectively.  Second quarter 2016 ethane (C2) production averaged 17,373 Bbl/d. Total liquids production for the second quarter of 2016 represents an organic production growth rate of 63% from the second quarter of 2015 and a 10% increase sequentially.

Current well costs are $0.9 million and $1.04 million per 1,000 feet of lateral in the Marcellus and Utica, both for a 9,000 foot lateral. The reduction in well costs represents a 24% decline in each area since 2015 and a 5% and 9% sequential quarterly reduction, respectively.  The reduction in well costs is driven both by reduced service costs on completions and continuing operational efficiencies.  In the Marcellus, drilling days from spud to final rig release during the quarter ended June 30, 2016 were reduced from 24 days in 2015 to 15 days, while stages completed per day increased from 3.5 stages per day to 3.9 stages per day for the quarter.  During the quarter, Antero drilled a record 7,274 feet of lateral in a 24 hour period.  The average feet of lateral drilled per day for the quarter was 3,623 feet which is a 113% increase from 2015 and a 72% increase since the first quarter of 2016.  All of Antero’s top 20 drilling days in the Marcellus, since inception, have occurred in 2016.  In the Utica, drilling days from spud to final rig release during the second quarter were reduced from 31 days in 2015 to 16 days and stages completed per day increased from 3.7 stages per day to 4.4 stages per day.  Antero’s current all-in completed well cost for a 9,000’ lateral is approximately $8.1 million and approximately $9.4 million, respectively, in the Marcellus and Utica.

Commenting on the Marcellus acquisition and the continued improvements in drilling and completion activity, Paul Rady, Chairman of the Board and CEO said, “We are excited about the recently announced acquisition adding quality net acres to further expand our consolidated position in the core of the Marcellus.  Not only is the acreage primarily located in what we refer to as the “high-graded” core area of the Marcellus, but the acquisition delivers all of the key attributes that Antero seeks in acquisitions.  The acreage adds a significant amount of highly economic well locations to our portfolio, ties in directly with our existing firm transport portfolio allowing us to sell our gas at currently favorably priced markets and provides value creation for Antero Midstream through the acquisition of more than 100,000 gross acres in the dedication area.  Going forward, we believe we are well positioned to achieve further consolidation in Appalachia during the downturn given our continuous operating improvements that further amplify our low cost development competitive advantage, along with our significant hedge position, diversified firm transportation portfolio, ample liquidity and healthy balance sheet.”

Antero’s average realized natural gas price before hedging for the second quarter of 2016 was $1.93 per Mcf, a $0.02 differential to the Nymex average price for the period.  Antero’s average realized natural gas price after hedging for the second quarter of 2016 was $4.31 per Mcf, a $2.36 premium to the Nymex average price for the period.  For the second quarter of 2016, Antero realized a cash settled natural gas hedge gain of $283 million, or $2.38 per Mcf.  This cash settled natural gas hedge gain included $144 million associated with Nymex hedges, $96 million associated with hedges at the Dominion South index, $11 million associated with hedges at the TCO index and $32 million associated with hedges at the Columbia Gulf Louisiana index.

Antero’s average realized C3+ NGL price before hedging for the second quarter of 2016 was $17.08 per barrel, or approximately 38% of the WTI oil price average for the period.  The Company’s average realized C3+ NGL price after hedging for the quarter was $18.98 per barrel, or 42% of the WTI oil price average for the period. For the second quarter of 2016, Antero realized a cash settled C3+ NGL hedge gain of $9.1 million, or $1.90 per barrel.  Antero’s average realized ethane price for the quarter was $8.36 per barrel, or $0.20 per gallon.

Antero’s average realized oil price before hedging for the second quarter of 2016 was $35.08 per barrel, a $10.33 per barrel differential to the WTI oil price.  Antero’s liquids production and realizations for the second quarter of 2016 added an incremental $0.20 per Mcfe, increasing the average natural gas realized price before hedging from $1.93 per Mcf to $2.13 per Mcfe.  The average all-in natural gas equivalent price, including NGLs, oil and hedge settlements, was $3.95 per Mcfe for the second quarter of 2016.

The following table details the components of average net production and average realized prices for the three months ended June 30, 2016:

	Three Months Ended June 30, 2016
	Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Gas Equivalent (MMcfe/d)
Average Net Production	1,311	5,244	52,424	17,373	1,762

	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Gas Equivalent ($/Mcfe)
Average Realized Prices

Average realized price before settled derivatives	$1.93	$35.08	$17.08	$8.36	$2.13
Settled derivatives	2.38	—	1.90	—	1.82
Average realized price after settled derivatives	$4.31	$35.08	$18.98	$8.36	$3.95

Nymex average price	$1.95	$45.41			$1.95
Premium / (Differential) to Nymex	$2.36	$(10.33)			$2.00

Marcellus Shale — Antero completed and placed on line 22 horizontal Marcellus wells during the second quarter of 2016 with an average lateral length of 9,200 feet.  Of the 22 wells completed in the second quarter, 17 have been on line for more than 30 days and had an average 30-day rate of 15.9 MMcfe/d assuming ethane rejection (26% liquids).  Of the 17 wells that have been on line for more than 30 days, six were constrained during certain periods of time due to midstream infrastructure buildout. Sand placement for completions increased further from 97% in the first quarter of 2016 to 99% during the second quarter.  The Company is currently operating six drilling rigs and four completion crews in the Marcellus Shale play.

Utica Shale — Antero completed and placed on line nine horizontal Utica wells during the second quarter of 2016 with an average lateral length of 8,400 feet.  Of the nine wells completed in the second quarter of 2016, 5 have been on line for more than 30 days and had an average restricted 30-day rate of 16.0 MMcfe/d while rejecting ethane (13% liquids).  Antero is currently operating one drilling rig and one completion crew in the Utica Shale play.

Net Marketing Expense

During the second quarter of 2016, Antero estimates its net marketing expense will be approximately $35 million, or $0.22 per Mcfe, an improvement of 8% compared to first quarter’s net marketing expense of $39 million.

For the second half of 2016, due to a third party contractual commitment effective July, 1, 2016, Antero has released certain unutilized firm transportation capacity and the costs associated with the unutilized capacity.  As a result, Antero expects net marketing expense to decrease further to a range of $0.10 to $0.15 per Mcfe for the second half of 2016, reaffirming the net marketing expense guidance of $0.15 to $0.20 per Mcfe for full year 2016.

Commenting on net marketing expenses, Glen Warren, President and CFO, said “We are currently on track to achieve our net marketing expense guidance for the year of $0.15 to $0.20 per Mcfe, driven by the improvement in net marketing expenses in the second quarter and the existing contractual arrangement with a third party that is expected to result in a significant further reduction in net marketing expenses in the second half of the year.  Given the favorable pricing we currently receive on our natural gas sales and expect to receive going forward, we have strong visibility that our Appalachian leading EBITDA margin, inclusive of the unutilized costs, will continue as we grow our production into the incremental capacity.”

Further commenting on commodity price upside exposure, Mr. Warren stated, “We are well positioned to capitalize on the improvement in commodity pricing, as we have been able to continue our operational momentum through this downturn.  We have driven down well costs 24% since 2015 in both the Marcellus and Utica, including a sequential quarterly reduction of 5% and 9%, respectively, and have achieved improvements in overall pricing on both our gas and liquids production through attractive third party sales agreements and firm transportation.  For example, on the liquids front, through our firm commitment on Mariner East II, which is slated to commence in 2Q 2017, we expect a significant improvement in NGL netbacks, driving tremendous value for our shareholders through our current 70,000 Bbls/d of net NGL production and 2.7 billion barrels of 3P NGL reserves pro forma for the recently announced Marcellus acquisition.”

Second Quarter 2016 Earnings Release and Call

Antero plans to issue its second quarter 2016 earnings release on Tuesday, August 2, 2016 after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Wednesday, August 3, 2016 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Friday, August 12, 2016 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10086424.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, August 12, 2016 at 9:00 am MT.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, estimated marketing expenses, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, Antero’s ability to successfully complete the pending acquisition and integrate the assets with Antero’s own and realize the benefits from the transaction, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

The SEC permits oil and gas companies to disclose only proved, probable and possible reserves in their filings with the SEC. Antero does not plan to include probable and possible reserve estimates in its filings with the SEC.  In this release Antero has provided internally generated estimates.  Antero’s actual proved, probable and possible reserve estimates have been audited by its third party reserve engineer.  The estimates of proved, probable and possible reserves associated with the acquired acreage, and of Antero pro forma for the acquisition, included in this press release were not audited by third-party engineers.  Antero’s estimate of proved, probable and possible reserves is provided in this release because management believes it is useful information that is widely used by the investment community in the valuation, comparison and analysis of companies.  However, the Company notes that the SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

In this press release, Antero uses terms such as “resource potential” to describe potentially recoverable hydrocarbon quantities that are not permitted to be used in filings with the SEC.  Antero includes these estimates to demonstrate what management believes to be the potential for future drilling and production on our properties.  These estimates are by their nature much more speculative than estimates of proved reserves and would require substantial additional capital spending over significant number of years to implement recovery.  Actual quantities that may be ultimately recovered from Antero’s interests may differ substantially from the estimates in this press release.  Factors affecting ultimate recovery include the scope of Antero’s ongoing drilling program, which will be directly affected by commodity prices, the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates.

Certain reserve quantities included in this release assume ethane “rejection” where sales demand for ethane is not available.  Ethane rejection occurs when ethane is left in the wellhead natural gas stream when the natural gas is processed, rather than being separated out and sold as a liquid after fractionation.  When ethane is left in the gas stream, the Btu content of the residue natural gas at the outlet of the processing plant is higher.  Producers will generally elect to “reject” ethane at the processing plant when the price received for the ethane in the natural gas stream is greater than the price received for the ethane being sold as a liquid after fractionation, net of fractionation costs.  When ethane is recovered in the processing plant, the Btu content of the residue natural gas is lower, but a producer is then able to recover the value of the ethane sold as a separate natural gas liquid product.  In addition, natural gas processing plants can produce the other NGL products (propane, normal butane, isobutene and natural gasoline) while rejecting ethane.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.